Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:		Investor Contact:
Jay Worley (610) 902-6206	Joele Frank / Dan Katcher / Andrew Siegel	Barry Strzelec (610) 902-6256
jay.worley@airgas.com	Joele Frank, Wilkinson Brimmer Katcher	barry.strzelec@airgas.com
(212) 355-4449

For release:	Immediately

Airgas Reports Strong Third Quarter Earnings

•              Adjusted diluted EPS* of $0.80, which excludes $0.15 of special items, up 23% over prior year

•              Same-store sales up 9% over prior year

•              Adjusted operating margin* of 12.2%, expansion of 110 basis points over prior year

•              Year-to-date free cash flow* of $255 million; year-to-date adjusted debt* reduction of $178 million

•              Full-year adjusted diluted EPS* guidance of $3.28 to $3.32, representing a 22% to 24% increase over prior year

RADNOR, PA – January 21, 2011 – Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported net earnings of $55.8 million, or $0.65 per diluted share, for its third quarter ended December 31, 2010.  Excluding legal and professional fees and other costs of $0.13 per diluted share** related to an unsolicited takeover attempt, and a one-time interest penalty of $0.02 per diluted share related to the late removal of a restrictive legend on the Company’s 7.125% senior subordinated notes, adjusted earnings per diluted share* were $0.80, an increase of 23% from adjusted earnings per diluted share* of $0.65 in the prior year.  Prior year GAAP earnings per diluted share of $0.56 included debt extinguishment charges of $0.05 per diluted share and multi-employer pension plan withdrawal charges of $0.04 per diluted share.

Third quarter sales were $1.03 billion, an increase of 9.5% over the prior year.  Total same-store sales increased 9% in the quarter, with hardgoods up 11% and gas and rent up 7%.  Sequentially, total sales declined 3% from the second quarter, driven by normal seasonality in the All Other Operations business segment and two fewer selling days in the third quarter.  Sales per day increased 1% sequentially on a consolidated basis and 2% sequentially in the Distribution business segment.

Airgas Reports Strong Third Quarter Earnings/Page 2 of 12

“We are seeing improvement across the country, with robust results in our Great Lakes, Mid South, and Southwest regions,” said Airgas Chief Executive Officer Peter McCausland.  “Growth is now accelerating in our core business on strength in our manufacturing, utilities and petrochemical customer segments, as well as in repair and maintenance activity, particularly at our larger customers.  Although we have yet to see meaningful recovery in energy and infrastructure construction, the outlook is improving and our rental welder business is poised to return to positive same-store sales growth in our fourth quarter.”

Adjusted operating margin* for the quarter improved by 110 basis points year-over-year to 12.2% from 11.1%.

“We continue to manage costs while gaining production and distribution efficiencies as volumes recover,” McCausland added.  “Our national footprint and industry-leading platform also help boost operating leverage on sales growth.”

Year-to-date free cash flow* was $255 million at the end of the third fiscal quarter, driven by adjusted cash from operations* of $419 million.  Adjusted debt* at the end of the quarter was $1.6 billion, reflecting a reduction of $178 million year-to-date.

“Our acquisition pipeline is improving as the economy recovers.  We recently acquired three businesses with annual revenues of $14 million, including Conley Gas, a supplier of pure gases to the specialty gas industry,” McCausland said.  “Since the beginning of our fiscal year in April, we have acquired seven businesses with $20 million in annual revenues, and we anticipate a more robust acquisition environment in the coming quarters.”

Guidance Update

The Company expects adjusted earnings per diluted share* for the fourth quarter to increase 19% to 25% from $0.69 in the prior year to $0.82 to $0.86, which includes $0.04 per diluted share of incremental expense associated with its SAP implementation.

For the full fiscal year 2011, the Company expects adjusted earnings per diluted share* to increase 22% to 24% from $2.68 in the prior year to $3.28 to $3.32, which includes $0.10 per diluted share of incremental expense associated with its SAP implementation.  The fourth quarter and fiscal 2011 guidance excludes debt extinguishment charges, multi-employer pension plan withdrawal charges, costs and charges related to the unsolicited takeover attempt, and the one-time interest penalty.

Airgas Reports Strong Third Quarter Earnings/Page 3 of 12

“Our updated fiscal 2011 adjusted EPS guidance now represents a year-over-year increase of 26% to 28% in underlying earnings before SAP costs,” added McCausland.  “Given our strong performance and expectations for steady growth, we are on track to outperform our calendar 2012 earnings goal of at least $4.20 per share.”

The Company will conduct an earnings teleconference at 11:30 a.m. Eastern Time on Friday, January 21.  The teleconference will be available by calling (888) 334-3034.  The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com.  A webcast of the teleconference will be available live and on demand through February 22 at http://investor.shareholder.com/arg/events.cfm.  A replay of the teleconference will be available through January 31.  To listen, call (888) 203-1112 and enter passcode 8406321.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, free cash flow, and adjusted debt.

** The legal and professional fees and other costs incurred are in response to Air Products’ unsolicited takeover attempt.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies.  Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products.  More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers.  Airgas also distributes its products and services through eBusiness, catalog, and telesales channels.  Its national scale and strong local presence offer a competitive edge to its diversified customer base.  For more information, please visit www.airgas.com.

# # #

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the

Airgas Reports Strong Third Quarter Earnings/Page 4 of 12

“Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: expectations for fourth quarter adjusted earnings per diluted share to be in the range of $0.82 to $0.86, which includes $0.04 per diluted share of incremental expense associated with the SAP implementation; expectations for adjusted earnings per diluted share for fiscal 2011 to be in the range of $3.28 to $3.32, which includes $0.10 per diluted share of incremental expense associated with the SAP implementation; fourth quarter and fiscal 2011 guidance excluding the impact of debt extinguishment charges, multi-employer pension plan withdrawal charges, costs and charges related to the unsolicited takeover attempt, and the one-time interest penalty; our anticipating a more robust acquisition environment in the coming quarters; the outlook for energy and infrastructure construction, and for our rental welder business to return to positive same-store sales growth in our fourth quarter; our expectations for steady growth; and our ability to outperform our calendar 2012 earnings goal of at least $4.20 per share.  Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions.  We intend that such forward-looking statements be subject to the safe harbors created thereby.  The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.  All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved.  Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the timing of economic recovery in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; business disruptions associated with Air Products’ unsolicited takeover attempt; and other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

Airgas Reports Strong Third Quarter Earnings/Page 5 of 12

AIRGAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009 (g)	2010	2009 (g)

Net sales	$1,034,464	$944,763	$3,148,783	$2,891,845

Costs and expenses:
Cost of products sold
(excluding depreciation)	458,217	415,124	1,409,491	1,279,199
Selling, distribution and
administrative expenses (d)	387,962	370,197	1,175,125	1,120,955
Costs related to unsolicited
takeover attempt (e)	17,558	–	26,032	–
Depreciation	56,131	53,642	166,610	157,872
Amortization	6,230	5,811	18,643	16,104

Total costs and expenses	926,098	844,774	2,795,901	2,574,130

Operating income	108,366	99,989	352,882	317,715

Interest expense, net (f)	(18,471)	(15,034)	(45,815)	(49,744)
Discount on securitization
of trade receivables (a)	–	(1,403)	–	(4,503)
Losses on the extinguishment
of debt (c)	–	(6,667)	(4,162)	(8,678)
Other income (expense), net	1,036	(58)	1,278	890

Earnings before income tax expense	90,931	76,827	304,183	255,680

Income tax expense	(35,100)	(29,961)	(116,988)	(99,458)

Net earnings	$55,831	$46,866	$187,195	$156,222

Net earnings per common share:

Basic earnings per share	$0.66	$0.57	$2.24	$1.91

Diluted earnings per share	$0.65	$0.56	$2.19	$1.87

Weighted average shares outstanding:

Basic	84,057	82,134	83,739	81,895
Diluted	85,850	83,910	85,549	83,576

See attached Notes.

Airgas Reports Strong Third Quarter Earnings/Page 6 of 12

AIRGAS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	(Unaudited)
	December 31,	March 31,
	2010	2010

ASSETS
Cash	$35,015	$47,001
Trade receivables, net (a)	497,573	186,804
Inventories, net	359,186	333,961
Deferred income tax asset, net	53,931	48,591
Prepaid expenses and other current assets	100,934	94,978

TOTAL CURRENT ASSETS	1,046,639	711,335

Plant and equipment, net	2,434,217	2,427,996
Goodwill	1,117,079	1,109,276
Other intangible assets, net	201,699	212,752
Other non-current assets	46,950	34,573

TOTAL ASSETS	$4,846,584	$4,495,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$114,094	$157,566
Accrued expenses and other current liabilities	355,891	307,822
Current portion of long-term debt	9,564	10,255

TOTAL CURRENT LIABILITIES	479,549	475,643

Long-term debt, excluding current portion (a)(b)	1,617,150	1,499,384
Deferred income tax liability, net	702,356	652,389
Other non-current liabilities	68,632	72,972

Stockholders’ equity	1,978,897	1,795,544

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,846,584	$4,495,932

See attached Notes.

Airgas Reports Strong Third Quarter Earnings/Page 7 of 12

AIRGAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$187,195	$156,222
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	166,610	157,872
Amortization	18,643	16,104
Deferred income taxes	45,198	39,000
Loss on sales of plant and equipment	890	2,604
Stock-based compensation expense	19,535	19,139
Losses on the extinguishment of debt (c)	4,162	8,678

Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables (a)	(295,000)	(43,500)
Trade receivables, net	(13,974)	50,911
Inventories, net	(24,978)	45,444
Prepaid expenses and other current assets	(4,238)	(3,916)
Accounts payable, trade	(39,161)	(35,891)
Accrued expenses and other current liabilities	28,289	1,605
Other non-current assets	1,385	2,320
Other non-current liabilities	(6,131)	(4,857)

Net cash provided by operating activities	88,425	411,735

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(180,522)	(191,674)
Proceeds from sales of plant and equipment	10,629	8,889
Business acquisitions and holdback settlements	(20,695)	(75,067)
Other, net	(1,072)	(2,622)

Net cash used in investing activities	(191,660)	(260,474)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	882,341	971,914
Repayment of debt	(774,729)	(1,120,976)
Financing costs	(8,439)	(3,168)
Premium paid on call of senior subordinated notes (c)	(3,175)	(6,438)
Proceeds from the exercise of stock options	17,999	7,175
Stock issued for the Employee Stock Purchase Plan	11,015	11,336
Tax benefit realized from the exercise of stock options	6,373	3,824
Dividends paid to stockholders	(60,340)	(44,227)
Change in cash overdraft and other	20,204	15,670

Net cash provided by (used in) financing activities	91,249	(164,890)

Change in cash	$(11,986)	$(13,629)
Cash – Beginning of period	47,001	47,188

Cash – End of period	$35,015	$33,559

See attached Notes.

Airgas Reports Strong Third Quarter Earnings/Page 8 of 12

Notes:

a)              On April 1, 2010, the Company adopted new accounting guidance which affected the presentation of its trade receivables securitization program.  Under the new guidance, proceeds received under the securitization are treated as secured borrowings.  Previously, they were treated as proceeds from the sale of trade receivables.  The Company participates in a trade receivables securitization agreement with three commercial banks.  Funding under the agreement was $295 million at both December 31, 2010 and March 31, 2010.  Beginning on April 1, 2010, the Company recognized the trade receivables and the borrowings they collateralize on its balance sheet.  Additionally, new borrowings under the trade receivables securitization agreement are classified as financing activities on the Company’s statement of cash flows.  Prior to April 1, 2010, they were treated as proceeds from the sale of trade receivables and reflected net of collections on the statement of cash flows as operating activities.  With respect to the Company’s statement of earnings, the amounts previously recorded within the line item “Discount on securitization of trade receivables,” which represented the difference between the proceeds from the sale and the carrying value of the receivables under the securitization agreement, are now reflected within “Interest expense, net” consistent with the new accounting treatment.

b)             The Company maintains a senior credit facility (the “Credit Facility”) with a syndicate of lenders, which replaced the Company’s prior credit facility in September 2010.   Approximately $562 million was available to the Company under the Credit Facility at December 31, 2010.

c)              During the year-to-date period ended December 31, 2010, the Company repurchased $30 million of its 7.125% senior subordinated notes that are due on October 1, 2018 (the “2018 Notes”). The Company recognized $4.2 million ($2.6 million after tax) of losses on the extinguishment of debt related to redemption premiums and the write-off of deferred financing costs associated with the repurchases of the 2018 Notes and the early termination of the prior credit facility.

d)             As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans.  As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation.  The ultimate amount of the withdrawal liability assessed by the MEPP is impacted by a number of factors, including investment returns, benefit levels, and continued participation by other employers in the MEPP. The computation of the Company’s portion of a plan’s unfunded obligation may take up to 24 months for the pension plan administrators to prepare.  As a result, the Company has recorded estimated liabilities for these withdrawals based on the latest information available to it from the plans.  The year-to-date costs related to MEPP withdrawals are $4.6 million ($2.8 million after tax), essentially all of which were incurred prior to the third quarter. These charges are reflected in selling, distribution and administrative expenses.  Through fiscal 2012, three remaining CBAs, covering approximately 30 employees who participate in MEPPs, will come up for renewal.

e)              In February 2010, Air Products & Chemicals, Inc. made an unsolicited public proposal to acquire the Company, and subsequently commenced a tender offer. Costs related to the unsolicited takeover attempt represent legal and professional fees and other costs incurred in response to this action.

f)                During the quarter ended December 31, 2010, the Company incurred a one-time interest penalty to holders of the 2018 Notes in the amount of $2.6 million ($1.7 million after tax), relating to the late removal of a restrictive legend on these notes. The Company has classified these charges as interest expense.

Airgas Reports Strong Third Quarter Earnings/Page 9 of 12

g)             Certain reclassifications were made to the Consolidated Statements of Earnings for the prior period to conform to the current period presentation. These reclassifications resulted in increasing revenue and selling, distribution and administrative expenses and reducing cost of products sold (excluding depreciation). These reclassifications were the result of conforming the Company’s accounting policies in conjunction with its SAP implementation and were not material. Consolidated operating income and net earnings for the prior period were not impacted by the reclassifications.

h)             Business segment information for the Company’s Distribution and All Other Operations business segments is presented below.  Corporate operating expenses are generally allocated to each business segment based on sales dollars.  However, the legal and professional fees and other costs incurred as a result of Air Products’ unsolicited takeover attempt were not allocated to the Company’s business segments, and are reflected in the Elimination and Other columns below:

		(Unaudited) Three Months Ended December 31, 2010				(Unaudited) Three Months Ended December 31, 2009

(In thousands)	Distribution	All Other Ops.	Elimination and Other	Total	Distribution	All Other Ops.	Elimination and Other	Total
Gas and rent	$564,134	$104,277	$(7,808)	$660,603	$522,079	$94,701	$(5,840)	$610,940
Hardgoods	372,570	1,298	(7)	373,861	332,398	1,433	(8)	333,823
Total net sales	936,704	105,575	(7,815)	1,034,464	854,477	96,134	(5,848)	944,763

Cost of products sold (excluding depreciation)	411,057	54,975	(7,815)	458,217	372,175	48,797	(5,848)	415,124
Selling, distribution and administrative expenses	354,153	33,809	–	387,962	338,324	31,873	–	370,197
Costs related to unsolicited takeover attempt	–	–	17,558	17,558	–	–	–	–
Depreciation	52,249	3,882	–	56,131	50,021	3,621	–	53,642
Amortization	5,069	1,161	–	6,230	4,651	1,160	–	5,811
Operating income	$114,176	$11,748	$(17,558)	$108,366	$89,306	$10,683	$–	$99,989

		(Unaudited) Nine Months Ended				(Unaudited) Nine Months Ended
		December 31, 2010				December 31, 2009

(In thousands)	Distribution	All Other Ops.	Elimination and Other	Total	Distribution	All Other Ops.	Elimination and Other	Total
Gas and rent	$1,683,551	$354,969	$(23,436)	$2,015,084	$1,578,925	$316,163	$(18,231)	$1,876,857
Hardgoods	1,129,278	4,439	(18)	1,133,699	1,010,411	4,594	(17)	1,014,988
Total net sales	2,812,829	359,408	(23,454)	3,148,783	2,589,336	320,757	(18,248)	2,891,845

Cost of products sold (excluding depreciation)	1,245,419	187,526	(23,454)	1,409,491	1,131,719	165,728	(18,248)	1,279,199
Selling, distribution and administrative expenses	1,073,761	101,364	–	1,175,125	1,026,064	94,891	–	1,120,955
Costs related to
unsolicited
takeover attempt	–	–	26,032	26,032	–	–	–	–
Depreciation	155,169	11,441	–	166,610	146,881	10,991	–	157,872
Amortization	15,158	3,485	–	18,643	13,230	2,874	–	16,104
Operating income	$323,322	$55,592	$(26,032)	$352,882	$271,442	$46,273	$–	$317,715

Airgas Reports Strong Third Quarter Earnings/Page 10 of 12

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings Per Diluted Share and Earnings Guidance

Reconciliations and computations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009

Earnings per diluted share	$0.65	$0.78	$0.56

Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt	0.13	0.03	–
Losses on the extinguishment of debt	–	0.01	0.05
Multi-employer pension plan withdrawal charges	–	0.01	0.04
One-time interest penalty	0.02	–	–

Adjusted earnings per diluted share	$0.80	$0.83	$0.65

	Three Months Ended	(Guidance Range) Three Months Ending March 31, 2011				Year Ended	(Guidance Range) Year Ending March 31, 2011
	March 31, 2010	Low	YoY Change	High	YoY Change	March 31, 2010	Low	YoY Change	High	YoY Change

Earnings per diluted share	$0.47	$0.82		$0.86		$2.34	$3.01		$3.05

Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt	0.18	–		–		0.18	0.19		0.19
Losses on the extinguishment of debt	0.07	–		–		0.14	0.03		0.03
Multi-employer pension plan withdrawal charges	–	–		–		0.05	0.03		0.03
Non-recurring tax benefit	(0.03)	–		–		(0.03)	–		–
One-time interest penalty	–	–		–		–	0.02		0.02

Adjusted earnings per diluted share	$0.69	$0.82	19%	$0.86	25%	$2.68	$3.28	22%	$3.32	24%

Guidance for adjusted earnings per diluted share excludes debt extinguishment charges, multi-employer pension plan withdrawal charges, costs related to the unsolicited takeover attempt, and the one-time interest penalty.  Adjustments to earnings per diluted share guidance for the year ending March 31, 2011, reflect charges and costs recognized through December 31, 2010.

The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company’s earnings performance without the impact of debt extinguishment charges, multi-employer pension plan withdrawal charges, costs related to Air Products’ unsolicited takeover attempt, and the one-time interest penalty.  Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures.  It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Airgas Reports Strong Third Quarter Earnings/Page 11 of 12

Adjusted Operating Margin

Reconciliations and computations of adjusted operating margin:

	Three Months Ended

	December 31,	September 30,	December 31,
(Dollars in thousands)	2010	2010	2009

Net sales	$1,034,464	$1,061,663	$944,763

Operating income	$108,366	$121,765	$99,989

Operating margin	10.5%	11.5%	10.6%

Plus:
Costs related to unsolicited takeover attempt	17,558	4,687	–
Multi-employer pension plan withdrawal charges	–	1,419	4,950
Adjusted operating income	$125,924	$127,871	$104,939

Adjusted operating margin	12.2%	12.0%	11.1%

The Company believes the above adjusted operating margin computations help investors assess the Company’s operating performance without the impact of charges associated with the Company’s withdrawal from multi-employer pension plans, and costs related to Air Products’ unsolicited takeover attempt. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures.  It should be noted as well that our adjusted operating margin computations may be different from the adjusted operating margin computations provided by other companies.

Airgas Reports Strong Third Quarter Earnings/Page 12 of 12

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Nine Months Ended
	December 31,
(Amounts in thousands)	2010	2009

Net cash provided by operating activities	$88,425	$411,735

Adjustments to cash provided by operating activities:
Cash used by the securitization of trade receivables	295,000	43,500
Stock issued for the Employee Stock Purchase Plan	11,015	11,336
Tax benefit realized from the exercise of stock options	6,373	3,824
Cash expenditures related to unsolicited takeover attempt	18,059	–
Adjusted cash from operations	418,872	470,395

Capital expenditures	(180,522)	(191,674)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	10,629	8,889
Operating lease buyouts	6,418	1,687
Adjusted capital expenditures	(163,475)	(181,098)

Free Cash Flow	$255,397	$289,297

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company’s ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities.  Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures.  It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

Adjusted Debt

Reconciliations and computations of adjusted debt:

	December 31,	March 31,
(In thousands)	2010	2010

Current portion of long-term debt	$9,564	$10,255
Long-term debt, excluding current portion	1,617,150	1,499,384

Total book debt	1,626,714	1,509,639

Securitization of trade receivables	–	295,000

Adjusted debt	$1,626,714	$1,804,639

Adjusted debt (reduction) year-to-date	$(177,925)

The Company uses adjusted debt to provide investors with a more meaningful measure of the Company’s debt obligations by adjusting for funds received under the trade receivables securitization program.